Exhibit 26-(h)(4)(l): Amendment No. 4 to Participation Agreement by and among ReliaStar Life Insurance Company of New York, Fidelity's Variable Insurance Products Fund II and Fidelity Distributors Corporation

VIP II PARTICIPATION AGREEMENT AMENDMENT

AMENDMENT NO. 4

Amendment to the Participation Agreement among ReliaStar Life Insurance Company of New York (the "Company"), Variable Insurance Products Fund II (the "Fund") and Fidelity Distributors Corporation (the "Underwriter") dated March 9, 1995 (the "Agreement").

1) Schedule A is hereby revised to include the following additional separate account:

Schedule A

Name of Separate Account and Date Established by Board of Directors	Policy Form Numbers of Contracts Funded by Separate Account
ReliaStar Life Insurance Company of New York Variable Annuity Separate Account II	85-499

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of April 14, 1999.

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK

By: /s/ Robert C. Salipante
Name: Robert C. Salipante
Title: President and Chief Executive Officer

VARIABLE INSURANCE PRODUCTS FUND II

By: /s/ Robert C. Pozen
Name: Robert C. Pozen
Title: Senior Vice President

FIDELITY DISTRIBUTORS CORPORATION

By: /s/ Kevin J. Kelly
Name: Kevin J. Kelly
Title: Vice President